Item 5 - Other Events

     On February 3, 1994, the Registrant announced the signing of a memorandum of understanding to form a worldwide energy chemicals joint venture with Exxon Chemical Company. The joint venture will include the Registrant's U.S. Petroleum Chemicals Division business units and certain petroleum chemical product lines of its international operations. Start up of the new company (Nalco/Exxon Energy Chemicals) is expected to take place in mid-1994 pending government and regulatory approvals and definitive agreements between the Registrant & Exxon Chemical Company.

     At the same time, the Registrant entered into a letter of intent to sell its Freeport, Texas plant and worldwide automotive paint spray booth business to PPG Industries, Inc.("PPG"). The Registrant's paint spray booth business is estimated to have annual sales of approximately $10 million. The Nalco/Exxon joint venture will purchase some of its requirements for chemicals for the oil production and refinery market from PPG.




Item 7 - Exhibits

     Exhibit 1.  Nalco Chemical Company Press Release dated
February 3, 1994 on the Nalco and Exxon planned joint venture.


     Exhibit 2.  Nalco Chemical Company Press Release dated
February 3, 1994, on the sale of its Freeport, Texas plant and automotive paint spray business.

                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              NALCO CHEMCIAL COMPANY




Date: 2/3/94                  By
                                W. H. Clark